Exhibit 99.1

The Middleby Corporation Reports First Quarter Results

ELGIN, Ill.--(BUSINESS WIRE)--May 10, 2012--The Middleby Corporation (NASDAQ: MIDD), a leading worldwide manufacturer of equipment for the commercial foodservice and food processing industries, today reported net sales and earnings for the first quarter ended March 31, 2012. Net earnings for the first quarter were $22,095,000 or $1.20 per share on net sales of $228,823,000 as compared to the prior year first quarter net earnings of $17,825,000 or $0.97 per share on net sales of $182,572,000.

2012 First Quarter Financial Highlights

  Net sales increased 25.3% in the first quarter as compared to the prior year first quarter. Sales from acquisitions amounted to $36.5 million or 20.0% during the quarter. Excluding the impact of acquisitions, sales increased 5.4% during the first quarter.
  Net sales at the company’s Commercial Foodservice Equipment Group increased 16.0% in the first quarter as compared to the prior year first quarter. During fiscal 2011, the company completed the acquisitions of Beech and Lincat. Excluding the impact of these acquisitions, sales increased 6.2% in the first quarter.
  Net sales at the company’s Food Processing Equipment Group increased 75.3% in the first quarter as compared to the prior year first quarter. During fiscal 2011, the company completed the acquisitions of Auto-Bake, Maurer-Atmos, Danfotech, Drake and Armor Inox. During fiscal 2012, the company completed the acquisition of Turkington. Excluding the impact of the acquisitions, sales increased by 1.3% in the first quarter.
  Gross profit in the first quarter increased to $87.5 million from $71.8 million and the gross margin rate decreased from 39.3% from 38.2%. The decline in the gross margin rate reflects a higher mix of sales at the Food Processing Equipment Group, which have comparatively lower margin due in part to the recent acquisitions.
  Operating income increased 16.9% in the first quarter to $36.7 million from $31.4 million in the prior year quarter.
  Non-cash expenses during the first quarter of 2012 amounted to $9.8 million, including $2.1 million of depreciation, $5.0 million of intangible amortization and $2.7 million of non-cash share based compensation.
  Provisions for income taxes amounted to $11.2 million at a 33.7% effective rate in comparison to $11.6 million at a 39.5% effective rate in the prior year quarter. The first quarter tax provision reflects favorable reserve adjustments related to the reduction of state tax exposures and increased deductions for U.S. manufacturing activities.
  Total debt at the end of the 2012 first quarter amounted to $316.6 million as compared to $317.3 million at the end of 2011. The company’s debt is financed primarily under its $600.0 million senior revolving credit facility, which matures in December 2012. The company is currently in discussion with its banking partners and expects to enter into a similarly structured facility.

Selim A. Bassoul Chairman and Chief Executive Officer, commented, “In the first quarter, at our Commercial Foodservice Equipment Group, we realized continued growth in our commercial foodservice business reflecting increased sales with chain restaurant customers as they upgrade equipment and adopt new technologies to improve the efficiency of store operations.”

Mr. Bassoul continued, “Sales at our Food Processing Equipment Group increased slightly as increased incoming orders in the second half of last year began to translate into revenue growth. We continued to realize a strong incoming order rate in the first quarter reflecting growing demand from food processors looking to expand and modernize existing plant operations and new customers developing processing operations overseas due to increasing demand for pre-cooked and pre-processed foods in developing markets.”

Mr. Bassoul continued, “In the first quarter, we continued to execute on our acquisition strategy, adding the products of Turkington USA to our portfolio of leading technologies at the Food Processing Equipment Group. Turkington USA, is a leading manufacturer of automated baking equipment for the food processing industry located in North Carolina. This acquisition further extends Middleby’s food processing platform adding a comprehensive line of proofing ovens, baking ovens and chilling systems for baked goods and a variety of applications. The Turkington equipment provides for a superior bake at industry leading speeds. This acquisition complements our Auto-Bake business and further enhances Middleby’s overall food processing business.”

Conference Call

A conference call will be held at 9:30 a.m. Central time on May 11, 2012 and can be accessed by dialing (866) 200-6965 and providing conference code 73379731# or through the investor relations section of The Middleby Corporation website at www.middleby.com. An audio replay of the call will be available approximately one half hour after its completion and can be accessed by calling (866) 206-0173 and providing code 272546#.

Statements in this press release or otherwise attributable to the Company regarding the Company's business which are not historical fact are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company cautions investors that such statements are estimates of future performance and are highly dependent upon a variety of important factors that could cause actual results to differ materially from such statements. Such factors include variability in financing costs; quarterly variations in operating results; dependence on key customers; international exposure; foreign exchange and political risks affecting international sales; changing market conditions; the impact of competitive products and pricing; the timely development and market acceptance of the Company's products; the availability and cost of raw materials; and other risks detailed herein and from time-to-time in the Company's SEC filings.

The Middleby Corporation is a global leader in the foodservice equipment industry. The company develops, manufactures, markets and services a broad line of equipment used for commercial food cooking, preparation and processing. The company's leading equipment brands serving the commercial foodservice industry include Anets®, Beech®, Blodgett®, Blodgett Combi®, Blodgett Range®, Bloomfield®, Britannia®, Carter-Hoffmann®, CookTek®, CTX®, Doyon®, FriFri®, Giga®, Holman®, Houno®, IMC®, Jade®, Lang®, Lincat®, MagiKitch'n®, Middleby Marshall®, Nu-Vu®, PerfectFry®, Pitco Frialator®, Southbend®, Star®, Toastmaster®, Turbochef® and Wells®. The company’s leading equipment brands serving the food processing industry include Alkar®, Armor Inox®, Auto-Bake®, Cozzini®, Danfotech®, Drake®, Maurer-Atmos®, MP Equipment®, RapidPak® and Turkington®. The Middleby Corporation has been recognized by Forbes Magazine as one of the Best Small Companies every year since 2005, most recently in October 2011.

For more information about The Middleby Corporation and the company brands, please visit www.middleby.com.

THE MIDDLEBY CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(Amounts in 000’s, Except Per Share Information)
(Unaudited)

	Three Months Ended
	1st Qtr, 2012	1st Qtr, 2011
Net sales	$228,823	$182,572
Cost of sales	141,340	110,742

Gross profit	87,483	71,830

Selling & distribution expenses	25,175	20,568
General & administrative expenses	25,648	19,898

Income from operations	36,660	31,364

Interest expense and deferred
financing amortization, net	2,091	2,060
Other expense (income), net	1,267	(162)

Earnings before income taxes	33,302	29,466

Provision for income taxes	11,207	11,641

Net earnings	$22,095	$17,825

Net earnings per share:

Basic	$1.22	$1.00

Diluted	$1.20	$0.97

Weighted average number shares:

Basic	18,148	17,901

Diluted	18,465	18,445

Comprehensive income	$28,094	$18,458

THE MIDDLEBY CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in 000’s)
(Unaudited)

	Mar 31, 2012	Dec 31, 2011
ASSETS

Cash and cash equivalents	$28,713	$40,216
Accounts receivable, net	138,903	151,441
Inventories, net	138,069	124,300
Prepaid expenses and other	20,588	12,336
Current deferred tax assets	39,453	39,090
Total current assets	365,726	367,383

Property, plant and equipment, net	62,907	62,507

Goodwill	487,290	477,812
Other intangibles	231,798	234,726
Other assets	3,912	4,084

Total assets	$1,151,633	$1,146,512

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current maturities of long-term debt	$315,104	$315,831
Accounts payable	60,830	63,394
Accrued expenses	146,640	170,392
Total current liabilities	522,574	549,617

Long-term debt	1,519	1,504
Long-term deferred tax liability	42,199	37,845
Other non-current liabilities	45,598	46,577

Stockholders’ equity	539,743	510,969

Total liabilities and stockholders’ equity	$1,151,633	$1,146,512

CONTACT:
The Middleby Corporation
Darcy Bretz, Investor and Public Relations, (847) 429-7756
Tim FitzGerald, Chief Financial Officer, (847) 429-7744